==============================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                                 SCHEDULE 13G
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. 8)*


                            UNIONBANCAL CORPORATION
                               (Name of Issuer)


                                 COMMON STOCK
                        (Title of Class of Securities)


                                   908906100
                                (CUSIP Number)


                               DECEMBER 31, 2006
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

         [_]      Rule 13d-1(b)

         [_]      Rule 13d-1(c)

         [X]      Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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

CUSIP No. 908906100
          ---------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

         Mitsubishi UFJ Financial Group, Inc.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                     (a)     [_]
                                                                     (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                       5       SOLE VOTING POWER

        SHARES                                 90,279,397
                                       ----------------------------------------
     BENEFICIALLY                      6       SHARED VOTING POWER

       OWNED BY                                -0-
                                       ----------------------------------------
         EACH                          7       SOLE DISPOSITIVE POWER

       REPORTING                               90,279,397
                                       ----------------------------------------
        PERSON                         8       SHARED DISPOSITIVE POWER

         WITH                                  -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         90,279,397
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)
                                                                             [_]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         64.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         CO
--------------------------------------------------------------------------------

CUSIP No. 908906100
          ---------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

         The Bank of Tokyo-Mitsubishi UFJ, Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                     (a)     [_]
                                                                     (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                       5       SOLE VOTING POWER

        SHARES                                 90,217,308
                                       ----------------------------------------
     BENEFICIALLY                      6       SHARED VOTING POWER

       OWNED BY                                -0-
                                       ----------------------------------------
         EACH                          7       SOLE DISPOSITIVE POWER

       REPORTING                               90,217,308
                                       ----------------------------------------
        PERSON                         8       SHARED DISPOSITIVE POWER

         WITH                                  -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         90,217,308
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)
                                                                             [_]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         64.9%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         CO
--------------------------------------------------------------------------------

CUSIP No. 908906100
          ---------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

         Mitsubishi UFJ Trust and Banking Corporation
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                     (a)     [_]
                                                                     (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                       5       SOLE VOTING POWER

        SHARES                                 54,089
                                       ----------------------------------------
     BENEFICIALLY                      6       SHARED VOTING POWER

       OWNED BY                                -0-
                                       ----------------------------------------
         EACH                          7       SOLE DISPOSITIVE POWER

       REPORTING                               54,089
                                       ----------------------------------------
        PERSON                         8       SHARED DISPOSITIVE POWER

         WITH                                  -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         54,089
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)
                                                                             [_]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         CO
--------------------------------------------------------------------------------

CUSIP No. 908906100
          ---------

--------------------------------------------------------------------------------
1        NAME OF REPORTING PERSON
         I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (Entities Only)

         Mitsubishi UFJ Asset Management Co., Ltd.
--------------------------------------------------------------------------------
2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)

                                                                     (a)     [_]
                                                                     (b)     [_]
--------------------------------------------------------------------------------
3        SEC USE ONLY

--------------------------------------------------------------------------------
4        CITIZENSHIP OR PLACE OF ORGANIZATION

         Tokyo, Japan
--------------------------------------------------------------------------------
       NUMBER OF                       5       SOLE VOTING POWER

        SHARES                                 8,000
                                       ----------------------------------------
     BENEFICIALLY                      6       SHARED VOTING POWER

       OWNED BY                                -0-
                                       ----------------------------------------
         EACH                          7       SOLE DISPOSITIVE POWER

       REPORTING                               8,000
                                       ----------------------------------------
        PERSON                         8       SHARED DISPOSITIVE POWER

         WITH                                  -0-
--------------------------------------------------------------------------------
9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         8,000
--------------------------------------------------------------------------------
10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
         (See Instructions)
                                                                             [_]
--------------------------------------------------------------------------------
11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

         0.0%
--------------------------------------------------------------------------------
12       TYPE OF REPORTING PERSON (See Instructions)

         CO
--------------------------------------------------------------------------------

CUSIP No. 908906100
          ---------


ITEM 1


         (a)      NAME OF ISSUER

                  UnionBanCal Corporation

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  400 California Street, San Francisco, California 94104-1476, U.S.A.


ITEM 2

         (a)      NAMES OF PERSONS FILING

                  Mitsubishi UFJ Financial Group, Inc. ("MUFG")

                  The Bank of Tokyo-Mitsubishi UFJ, Ltd. ("BTMU")

                  Mitsubishi UFJ Trust and Banking Corporation ("MUTB")

                  Mitsubishi UFJ Asset Management Co., Ltd. ("MUAM")

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

                  MUFG:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8330, Japan

                  BTMU:
                  7-1 Marunouchi 2-chome, Chiyoda-ku
                  Tokyo 100-8388, Japan

                  MUTB:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

                  MUAM:
                  4-5 Marunouchi 1-chome, Chiyoda-ku
                  Tokyo 100-8212, Japan

         (c)      CITIZENSHIP

                  Not applicable.

         (d)      TITLE OF CLASS OF SECURITIES

                  Common Stock

         (e)      CUSIP NUMBER

                  908906100

CUSIP No. 908906100
          ---------


ITEM 3 IF THIS STATEMENT IS FILED PURSUANT TO SECTION 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS
                  A:

                  (a)  [ ]  Broker or dealer registered under section 15 of
                            the Act (15 U.S.C. 78o).

                  (b)  [ ]  Bank as defined in section 3 (a) (6) of the Act
                            (15 U.S.C. 78c).

                  (c)  [ ]  Insurance company as fined in section 3(a) (19) of the Act (15 U.S.C. 78c).

                  (d)  [ ]  Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C.
                            80a-8).

                  (e)  [ ]  An investment adviser in accordance with section
                            240.13d-1(b) (1) (ii) (E);

                  (f)  [ ]  An employee benefit plan or endowment fund in
                            accordance with section 240.13d-1(b)(1)(ii)(F);

                  (g)  [ ]  A parent holding company or control person in
                            accordance with section 240.13d-1(b) (1) (ii) (G);

                  (h)  [ ]  A savings association as defined in section 3(b)
                            of the Federal Deposit Insurance Act (12 U.S.C.
                            1813);

                  (i)  [ ]  A church plan that is excluded from the definition of an investment company under section 3(c) (14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

                  (j)  [ ]  Group, in accordance with section
                            240.13d-1(b)(1)(ii)(J).


ITEM 4            OWNERSHIP

                  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

                  For MUFG

                  (a) Amount Beneficially Owned:                      90,279,397

                  (b) Percent of Class:                                   64.90%

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote: 90,279,397

                      (ii)  Shared power to vote or to direct the vote:      -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                           90,279,397

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For BTMU

                  (a) Amount Beneficially Owned:                      90,217,308

                  (b) Percent of Class:                                   64.85%

                  (c) Number of shares as to which the person has:

                      (i)  Sole power to vote or to direct the vote:  90,217,308

                      (ii)  Shared power to vote or to direct the vote:      -0-

CUSIP No. 908906100
          ---------


                      (iii) Sole power to dispose or to direct the
                            disposition of:                           90,217,308

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For MUTB

                  (a) Amount Beneficially Owned:                          54,089

                  (b) Percent of Class:                                    0.04%

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:     54,089

                      (ii)  Shared power to vote or to direct the vote:      -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                               54,089

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


                  For MUAM

                  (a) Amount Beneficially Owned:                           8,000

                  (b) Percent of Class:                                    0.01%

                  (c) Number of shares as to which the person has:

                      (i)   Sole power to vote or to direct the vote:      8,000

                      (ii)  Shared power to vote or to direct the vote:      -0-

                      (iii) Sole power to dispose or to direct the
                            disposition of:                                8,000

                      (iv)  Shared power to dispose or to direct the
                            disposition of:                                  -0-


ITEM 5            OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

                  Not applicable.


ITEM 6            OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON

                  Not applicable.


ITEM 7 IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                  As of December 31, 2006, MUFG beneficially owns 90,279,397 shares indirectly through its subsidiaries as follows: BTMU holds 90,217,308 shares; MUTB holds 54,089 shares; and MUAM holds 8,000 shares.


ITEM 8            IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                  Not applicable.

CUSIP No. 908906100
          ---------


ITEM 9            NOTICE OF DISSOLUTION OF GROUP

                  Not applicable.


ITEM 10           CERTIFICATION

                  Not applicable.

CUSIP No. 908906100
          ---------


                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: January 31, 2007



                                   MITSUBISHI UFJ FINANCIAL GROUP, INC.



                                   By:   /s/ Takami Onodera
                                         -------------------------------
                                   Name:  Takami Onodera

                                   Title: General Manager, Credit &
                                          Investment Management Division

CUSIP No. 908906100
          ---------


                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: January 31, 2007



                                   THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.



                                   By:   /s/ Akira Kamiya
                                         ------------------------------------
                                   Name:  Akira Kamiya

                                   Title: Executive Officer & General Manager
                                          Global Planning Divison

CUSIP No. 908906100
          ---------


                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: January 31, 2007



                                   MITSUBISHI UFJ TRUST AND BANKING CORPORATION



                                   By:   /s/ Koji Kawakami
                                         --------------------------------------
                                   Name:  Koji Kawakami

                                   Title:  Deputy General Manager of Trust
                                           Assets Planning Division

CUSIP No. 908906100
          ---------


                                   SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                   Date: January 31, 2007



                                   MITSUBISHI UFJ ASSET MANAGEMENT CO., LTD.



                                   By:   /s/ Yasushi Inoue
                                         -----------------------------------
                                   Name:  Yasushi Inoue

                                   Title:  General Manager of Risk Management
                                           Division